EXHIBIT 99.2

Excluding any impact recognized as a result of the Registrant’s valuation of the embedded derivative within its convertible subordinated debt the Registrant expects net income and diluted earnings per share for the period ending March 31, 2003 of $3,118,000 and $.07, respectively. The Registrant’s anticipated results in the interim period include a pre-tax realized gain from its notional experience account and sales of fixed income securities of $4,381,000.

For the interim period ended March 31, 2002, the Registrant recorded a net loss of $18,777,000, representing a loss of $1.00 per diluted share. The 2002 results included a pre-tax net loss from the Registrant’s notional experience account and sales of equity and fixed income securities of $11,430,000.

Benefits to policyholders expense was $64,167,000 for the 2003 interim period compared to $80,187,000 for the 2002 interim period.  In 2002, benefits expense was increased as a result of additional reserves maintained for an in force policy base comprised of larger benefit amounts than at the prior reported period.

Effective January 1, 2002, the Registrant amortized its remaining goodwill asset amount in connection with the adoption of Financial Accounting Standards Board Statement No. 142.  The Registrant recorded the resultant impairment of $5,151,000 as a cumulative effect of change in accounting principle as of January 1, 2002.